ASSIGNMENT AND ASSUMPTION AGREEMENT

      This ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment and Assumption Agreement") dated as of August 25, 2010 (the "Effective Date") among F-Squared Investments, Inc. ("Assignor"), a Delaware corporation and a wholly owned subsidiary of F-Squared Investment Management, LLC ("F-Squared Holding Company"), and F-Squared Institutional Advisors, LLC ("Assignee"), a Delaware limited liability company and a wholly owned subsidiary of F-Squared Holding Company.

W I T N E S S E T H:

	WHEREAS, Assignor and Virtus Investment Advisers, Inc. ("Investment Adviser") are parties to that certain Subadvisory Agreement dated as of September 29, 2009 and amended as of June 30, 2010 (the "Subadvisory Agreement"), whereby Assignor serves as the subadviser to certain series of Virtus Opportunities Trust (the "Trust"), as listed on Schedule C, as amended, of the Subadvisory Agreement;

	WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to accept all of Assignor's right, title and interest in the Subadvisory Agreement with respect to Virtus Premium AlphaSector Fund (the "Fund"), and (ii) Assignee desires to acquire and to assume all of the duties and obligations of Assignor under the Subadvisory Agreement with respect to the Fund;

	WHEREAS, this Assignment and Assumption Agreement does not result in a change of actual control or management of the subadviser to the Trust, and, therefore is not an "assignment" as defined in Section 2(a)(4) of the Investment Company Act of 1940 (the "Act") nor an "assignment" for purposes of Section 15(a)(4) of the Act.

	NOW, THEREFORE, in consideration of the mutual premises herein contained, and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

	Effective as of the Effective Date, Assignor hereby designates Assignee as its successor under the Subadvisory Agreement with respect to the Fund and hereby assigns, conveys, transfers and sets over absolutely to Assignee, and Assignee hereby accepts, all of Assignor's right, title and interest in and to the Subadvisory Agreement with respect to the Fund and Assignee hereby assumes and agrees to perform and discharge all of Assignor's duties and obligations under the Subadvisory Agreement with respect to the Fund.

	The Trust and Investment Adviser hereby agree and consent to the assignment and assumption by Assignee of the Subadvisory Agreement with respect to the Fund, and agree that from and after the Effective Date all of the representations, covenants, and agreements in the Subadvisory Agreement of the Assignor with respect to the Fund shall apply to the Assignee as though Assignee were a named party to the Subadvisory Agreement with respect to the Fund, except that any claim by the Trust and Investment Adviser under the Subadvisory Agreement with respect to the Fund, or liability with respect to services performed by the Assignor, prior to the Effective Date, shall be made against the Assignor rather than the Assignee.

	Assignor, Assignee and Investment Adviser hereto further agree that by signing this Assignment and Assumption Agreement, Assignee shall become a party to the Subadvisory Agreement with respect to the Fund with the same effect as if Assignee had executed the Subadvisory Agreement with respect to the Fund as a party thereto from and after the Effective Date and Assignee shall have all of the rights and obligations of Assignor under the Subadvisory Agreement with respect to the Fund and as of the Effective Date shall be deemed to have made all of the representations, covenants and agreements of Assignor contained in the Subadvisory Agreement with respect to the Fund.

	Neither this Assignment and Assumption Agreement nor any term thereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties hereto.

	In case any provision in or obligation under this Assignment and Assumption Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

	To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Assignment and Assumption Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to conflicts of law principles.

	This Assignment and Assumption Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

	This Assignment and Assumption Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

	This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by each of the parties hereto.

[signature page follows]



	IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the Effective Date.


		TRUST:

		VIRTUS OPPORTUNITIES TRUST


		By: 	/s/ George R. Aylward
		       Name:  George R. Aylward
		       Title:    President


		INVESTMENT ADVISER:

		VIRTUS INVESTMENT ADVISERS, INC.


		By: 	/s/ Francis G. Waltman
		       Name:  Francis G. Waltman
		       Title:    Senior Vice
President


		ASSIGNEE:

F-SQUARED INSTITUTIONAL ADVISORS,
LLC


By: 	/s/ Howard Present
      Name:  Howard Present
      Title:  CEO


ASSIGNOR:

F-SQUARED INVESTMENTS, INC.



By: 	/s/ Howard Present
       Name:  Howard Present
       Title:  CEO